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                                                                    EXHIBIT 11.1

                              UOL PUBLISHING, INC.

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS

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
                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                       -------------------------
                                                                          1996          1997
                                                                       ----------    -----------
Net loss per share:
Weighted average shares of Common Stock outstanding.................      783,527      3,186,167
Shares of Series A and Series B Preferred Stock and Preferred Stock
  Dividends issued during the 12-month period prior to the initial
  filing of the S-1 (using the treasury stock method)...............      187,787             --
Shares of Common Stock issued during the 12-month period prior to
  the initial filing of the S-1 (using the treasury stock method)...        2,098             --
Common equivalent shares from options, warrants and convertible debt issued during the 12-month period prior to the initial filing of
  the S-1 (using the treasury stock method).........................      117,976             --
                                                                       ----------    -----------
     Total..........................................................    1,091,388      3,186,167
                                                                       ----------    -----------
Net loss............................................................   $ (449,544)   $(1,096,031)
Accrued dividends to preferred stockholders.........................      (52,010)            --
                                                                       ----------    -----------
Net loss available to common stockholders...........................   $ (501,554)   $(1,096,031)
Net loss per share to common stockholders...........................   $    (0.46)   $     (0.34)
                                                                        =========     ==========
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